Pipeline Data to Acquire Innovative Resource Alliance and COCARD(R)

November 29, 2007

Pipeline Data PPDA announced today that it has signed a binding letter of intent to acquire Innovative Resource Alliance ("IRA"), the parent corporation of TenderCard(TM), a gift, loyalty and stored value solutions provider with over 12,000 merchants based in Falmouth, Massachusetts and Merchant Services Network ("MSN"), a retail merchant services provider based in West Palm Beach, Florida, in exchange for up to 25.7 million shares of Pipeline Data Common Stock, subject to certain earn in provisions. In addition to its current portfolio of 5,000 merchants, IRA has initiated negotiations and executed letters of intent to purchase for cash portfolios totaling approximately 15,000 merchants.

As merged, Pipeline Data/IRA will acquire COCARD(R) Marketing Group, LLC ("COCARD"), a Nashville, Tennessee-based merchant services provider catering primarily to small and medium-sized retail accounts. COCARD currently services over 25,000 merchants. The Definitive Merger Agreement to acquire COCARD for approximately $101 million in cash was entered into on October 22, 2007.

Privately held IRA has significant expertise in gift and loyalty card processing programs, as well as in providing electronic payment processing solutions to small and medium-sized retail merchants. Aaron Sorgman, IRA's chairman and CEO, will join the board of directors of Pipeline Data. COCARD is a cooperative of bankcard professionals with 48 members and approximately 600 sales representatives located in over 60 offices throughout the continental U.S. The company is headed by Rick Pylant and Jon Stevens, both of whom will remain with COCARD and join Pipeline's executive team.

Pipeline Data has received a senior secured debt proposal of $160 million for the funding of the transactions led by a major financial institution. Pipeline will also implement an equity component with a private sale of securities to complete its funding requirements. The funds will reduce Pipeline's current cost of capital and enable the company to properly rationalize its balance sheet in coordination with the transaction. All of the above transactions are subject to due diligence by the interested parties and a vote of Pipeline Data shareholders. At present, over 70% of Pipeline shareholders have indicated in favor of the IRA merger and COCARD acquisition. The shareholders of IRA and COCARD have already approved the transactions, which are expected to be finalized simultaneously. A closing date of no later than January 31, 2008 is anticipated.

The newly combined Pipeline Data, IRA and COCARD is projected to have pro-forma 2007 Revenue in excess of $95 million, Gross Profit in excess of $55 million and EBITDA in excess of $30 million. There will be an estimated 80-90 million shares issued and outstanding after the transaction is completed, depending on a number of factors including shares that may be sold privately to increase underlying equity and reduce overall leverage. As a result of the transaction, it is expected that Pipeline will have available working capital of up to $20 million to further its organic growth and acquisition initiatives.

MacAllister Smith, CEO of Pipeline Data, stated "The combination of these transactions constitutes a dramatic and positive development in the evolution of Pipeline Data. With a greatly expanded base of more than 70,000 merchants immediately upon the close of the transaction and more than $30 million in projected 2007 EBITDA, we are now positioned to become a world-class payments company. The excellent long-term results IRA/COCARD have achieved in direct retail sales will combine with Pipeline's strong technology focus and established capabilities in e-commerce sales to provide us with the scale, distribution and depth of product offerings required to assume a leadership position in the U.S. payments processing market."

For more information, please visit TenderCard at www.tendercard.net, Merchant Services Network at www.msnps.com and COCARD, at www.cocard.net.

About Pipeline Data Inc.

Pipeline Data Inc. (PPDA) is a value-added provider of merchant payment processing services and other related software products. The Company currently delivers credit and debit card-based payment processing and related services to over 40,000 small to medium-sized merchants who operate either in a physical "brick and mortar" business environment or over the Internet. Pipeline's payment processing services enable merchants to process traditional card-present, or "swipe" transactions, as well as card-not-present transactions. For more information, please visit www.pipelinedata.com. Contact Information: Pipeline Data Inc. Phil Chait, 617-405-2600